Exhibit 99.1
ITEM 6. SELECTED FINANCIAL DATA.

	Year Ended December 31,(1)
(In millions, except per share amounts)	2008(2)	2007(3)	2006(4)	2005(5)	2004(6)
Net Sales	$19,488	$19,644	$18,751	$18,098	$16,885

Income (Loss) from Continuing Operations	$(23)	$190	$(280)	$202	$64
Discontinued Operations	—	463	43	115	101

Income (Loss) before Cumulative Effect of Accounting Change	(23)	653	(237)	317	165
Cumulative Effect of Accounting Change	—	—	—	(11)	—

Net Income (Loss)	(23)	653	(237)	306	165
Less: Minority Shareholders’ Net Income	54	70	111	95	58

Goodyear Net Income (Loss)	$(77)	$583	$(348)	$211	$107

Goodyear Income (Loss) Per Share — Basic:
Income (Loss) from Continuing Operations	$(0.32)	$0.60	$(2.21)	$0.61	$0.03
Discontinued Operations	—	2.30	0.25	0.65	0.58

Income (Loss) before Cumulative Effect of Accounting Change	(0.32)	2.90	(1.96)	1.26	0.61
Cumulative Effect of Accounting Change	—	—	—	(0.06)	—

Goodyear Net Income (Loss) Per Share — Basic	$(0.32)	$2.90	$(1.96)	$1.20	$0.61

Goodyear Income (Loss) Per Share — Diluted:
Income (Loss) from Continuing Operations	$(0.32)	$0.59	$(2.21)	$0.60	$0.03
Discontinued Operations	—	2.25	0.25	0.64	0.57

Income (Loss) before Cumulative Effect of Accounting Change	(0.32)	2.84	(1.96)	1.24	0.60
Cumulative Effect of Accounting Change	—	—	—	(0.06)	—

Goodyear Net Income (Loss) Per Share — Diluted	$(0.32)	$2.84	$(1.96)	$1.18	$0.60

Total Assets	$15,226	$17,191	$17,022	$15,593	$16,079
Long Term Debt and Capital Leases Due Within One Year	582	171	405	448	1,010
Long Term Debt and Capital Leases	4,132	4,329	6,538	4,701	4,387
Goodyear Shareholders’ Equity (Deficit)	1,022	2,850	(741)	108	126
Total Shareholders’ Equity (Deficit)	1,253	3,150	(487)	348	369
Dividends Per Share	—	—	—	—	—

(1)	Refer to “Principles of Consolidation” and “Recently Issued Accounting Pronouncements” in the Note to the Consolidated Financial Statements No. 1, Accounting Policies.

(2)	Goodyear net loss in 2008 included net after-tax charges of $311 million, or $1.29 per share — diluted, due to rationalization charges, including accelerated depreciation and asset write-offs; costs related to the redemption of long-term debt; write-offs of deferred debt issuance costs associated with refinancing and redemption activities; general and product liability — discontinued products; VEBA-related charges; charges related to Hurricanes Ike and Gustav; losses from the liquidation of our subsidiary in Jamaica; charges related to the exit of our Moroccan business; and the valuation allowance on our investment in The Reserve Primary Fund. Goodyear net loss in 2008 also included after-tax benefits of $68 million, or $0.28 per share — diluted, from asset sales, settlements with suppliers and the benefit of certain tax adjustments.

(3)	Goodyear net income in 2007 included a net after-tax gain of $508 million, or $2.48 per share — diluted, related to the sale of our Engineered Products business. Goodyear net income in 2007 also included net after-tax charges of $332 million, or $1.62 per share — diluted, due to curtailment and settlement charges related to our pension plans; asset sales, including the assets of North American Tire’s tire and wheel assembly operation; costs related to the redemption and conversion of long-term debt; write-offs of deferred debt issuance costs associated with refinancing, redemption and conversion activities; rationalization charges, including accelerated depreciation and asset write-offs; and the impact of the USW strike. Of these amounts, discontinued operations in 2007 included net after-tax charges of $90 million, or $0.44 per share — diluted, due to curtailment and settlement charges related to pension plans, rationalization charges, and costs associated with the USW strike.

(4)	Goodyear net loss in 2006 included net after-tax charges of $804 million, or $4.54 per share — diluted, due to the impact of the USW strike, rationalization charges, accelerated depreciation and asset write-offs, and general and product liability — discontinued products. Goodyear net loss in 2006 included net after-tax benefits of $283 million, or $1.60 per share — diluted, from certain tax adjustments, settlements with raw material suppliers, asset sales and increased estimated useful lives of our tire mold equipment. Of these amounts, discontinued operations in 2006 included net after-tax charges of $56 million, or $0.32 per share — diluted due to the impact of the USW strike, rationalization charges, accelerated depreciation and asset write-offs, and net after-tax benefits of $16 million, or $0.09 per share — diluted, from settlements with raw material suppliers.

(5)	Goodyear net income in 2005 included net after-tax charges of $68 million, or $0.38 per share — diluted, due to reductions in production resulting from the impact of hurricanes, fire loss recovery, favorable settlements with certain chemical suppliers, rationalizations, receipt of insurance proceeds for an environmental insurance settlement, general and product liability — discontinued products, asset sales, write-off of debt fees, the cumulative effect of adopting FIN 47, and the impact of certain tax adjustments. Of these amounts, discontinued operations in 2005 included after-tax charges of $4 million, or $0.02 per share — diluted, for rationalizations.

(6)	Goodyear net income in 2004 included net after-tax charges of $154 million, or $0.87 per share — diluted, for rationalizations and related accelerated depreciation, general and product liability — discontinued products, insurance fire loss deductibles, external professional fees associated with an accounting investigation and asset sales. Goodyear net income in 2004 also included net after-tax benefits of $239 million, or $1.34 per share — diluted, from an environmental insurance settlement, net favorable tax adjustments and a favorable lawsuit settlement. Of these amounts, discontinued operations in 2004 included net after-tax charges of $28 million, or $0.16 per share — diluted, for rationalizations and related accelerated depreciation, and after-tax gains of $4 million, or $0.02 per share — diluted, from asset sales and a favorable lawsuit settlement.

2